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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),(c),
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2

                                (AMENDMENT NO. )*

                         Alnylam Pharmaceuticals, Inc.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                   02043Q 10 7
                                 (CUSIP Number)

                                October 12, 2005
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]   Rule 13d-1(b)

[ X ]   Rule 13d-1(c)

[   ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 02043Q 10 7
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1.    NAMES OF REPORTING PERSONS.
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Novartis AG

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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)    [  ]
(b)    [  ]
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3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Switzerland

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NUMBER OF               5.   SOLE VOTING POWER
SHARES BENE-                 N/A
FICIALLY                --------------------------------------------------------
OWNED BY                6.   SHARED VOTING POWER
EACH
REPORTING                    5,267,865
PERSON WITH:            --------------------------------------------------------
                        7.   SOLE DISPOSITIVE POWER.
                             N/A
                        --------------------------------------------------------
                        8.   SHARED DISPOSITIVE POWER.

                             5,267,865
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,267,865
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)
                                                                        [  ]

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      19.9%
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12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      CO
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                                  Page 2 of 8
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CUSIP NO. 02043Q 10 7
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1.    NAMES OF REPORTING PERSONS.
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Novartis Pharma AG

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)   [  ]
(b)   [  ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Switzerland

--------------------------------------------------------------------------------
NUMBER OF               5.   SOLE VOTING POWER
SHARES BENE-                 N/A
FICIALLY                --------------------------------------------------------
OWNED BY                6.   SHARED VOTING POWER
EACH
REPORTING                    5,267,865
PERSON WITH:            --------------------------------------------------------
                        7.   SOLE DISPOSITIVE POWER.
                             N/A
                        --------------------------------------------------------
                        8.   SHARED DISPOSITIVE POWER.

                             5,267,865
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,267,865
--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)
                                                                        [  }

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      19.9%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      CO
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                                  Page 3 of 8
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Item 1(a)         Name of Issuer

                  Alnylam Pharmaceuticals, Inc.

Item 1(b)         Address of Issuer's Principal Executive Office

                  300 Third Street
                  Cambridge, MA  02142

Item 2(a)         Name of Person Filing

                  Novartis AG
                  Novartis Pharma AG

Item 2(b)         Address of Principal Business Office or, if none, Residence

                  The address of the principal offices of Novartis AG and Novartis Pharma AG is:

                  Lichtstrasse 35
                  CH-4002
                  Basel Switzerland

Item 2(c)         Citizenship

                  Novartis AG and Novartis Pharma AG are corporations organized under the laws of Switzerland.

Item 2(d)         Title of Class of Securities

                  Common Stock

Item 2(e)         CUSIP Number

                  02043Q 10 7

Item 3 If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C.78o)

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.78c)

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c)

                  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940 (U.S.C.80a-8)

                  (e) [ ] An Investment Adviser in accordance with Section 240.13-1(b)(1)(ii)(E)

                  (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Section 240.13d-1(b)(1)(ii)(F)

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                  (g) [ ]  A Parent Holding Company or Control Person in
                           accordance with Section 240.13d- 1(b)(1)(ii)(G)

                  (h) [ ] A Savings Association as defined in Section 3(b) of the federal Deposit Insurance Act (U.S.C. 1813)

                  (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.80a-3)

                  (j) [ ]  Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(J)

Item 4            Ownership

(a)    Amount beneficially owned                        5,267,865(1)
(b)    Percent of class                                    19.9%
(c)    No. of shares to which person has
       (i)    sole power to vote or direct the vote         N/A
       (ii)   shared power to vote or direct the
              vote                                      5,267,865(1)
       (iii)  sole power to dispose or to direct
              disposition                                   N/A
       (iv)   shared power to dispose or to direct
              disposition                               5,267,865(1)

Item 5            Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                  [  ]

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person

                  Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not Applicable.
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(1)Novartis Pharma AG is the record and beneficial owner of 5,267,865 shares of
Common Stock. Novartis AG, as parent of Novartis Pharma AG, is the indirect beneficial owner of such 5,267,865 shares of Common Stock.

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Item 8            Identification and Classification of Members of the Group

                  Not Applicable.

Item 9            Notice of Dissolution of Group

                  Not Applicable.

Item 10           Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 24, 2005

                                         Novartis AG

                                         By: /s/ Robert E. Pelzer
                                            -------------------------------
                                            Name: Robert E. Pelzer
                                            Title: Authorized Signatory

                                         By: /s/ P. Kornicker
                                            --------------------------------
                                            Name: P. Kornicker
                                            Title: Authorized Signatory

                                         Novartis Pharma AG

                                         By: /s/ Robert E. Pelzer
                                            --------------------------------
                                            Name: Robert E. Pelzer
                                            Title: General Counsel

                                         By: /s/ P. Kornicker
                                            -------------------------------
                                            Name: P. Kornicker

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EXHIBIT 1
                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Alnylam Pharmaceuticals, Inc., a Delaware corporation.

Date:  October 24, 2005

                                         Novartis AG

                                         By: /s/ Robert E. Pelzer
                                            -------------------------------
                                            Name: Robert E. Pelzer
                                            Title: Authorized Signatory

                                         By: /s/ P. Kornicker
                                             --------------------------------
                                             Name: P. Kornicker
                                             Title: Authorized Signatory

                                         Novartis Pharma AG

                                         By: /s/ Robert E. Pelzer
                                             --------------------------------
                                             Name: Robert E. Pelzer
                                             Title: General Counsel

                                         By: /s/ P. Kornicker
                                            -------------------------------
                                            Name: P. Kornicker